SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

June 19, 2003

Date of Report (Date of earliest event reported)

SLI Holdings International, LLC (formerly SLI, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	0-25848	73-1412000

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Chapman Street, Canton, Massachusetts            02021

(Address of principal executive offices)                         (Zip Code)

(781) 828-2948

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 3. Bankruptcy or Receivership.

     As previously reported in our Current Report on Form 8-K filed with the SEC on September 9, 2002, SLI, Inc., an Oklahoma corporation (the “Company”), and all of our domestic subsidiaries (together with the Company, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Court”) on September 9, 2002. During the course of the proceedings, the Debtors have operated their respective businesses and managed their respective properties and assets as debtors-in-possession.

     On April 17, 2003, the Debtors filed with the Court the Joint Chapter 11 Plan of Reorganization, supported and co-proposed by the Official Committee of Unsecured Creditors (the “Original Plan”) and the related Disclosure Statement (the “Original Disclosure Statement”). The Original Plan and the Original Disclosure Statement were filed with the SEC on May 2, 2003 and are incorporated herein by reference.

     The Original Plan and Original Disclosure Statement were amended during the Debtor’s Bankruptcy proceedings. On May 15, 2003, the Court entered an order approving the final Disclosure Statement with Respect to the Second Amended Joint Chapter 11 Plan of Reorganization of the Debtors in Possession and the Official Committee of Unsecured Creditors (the “Final Disclosure Statement”). A copy of the Final Disclosure Statement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

     The Final Disclosure Statement provides holders of claims or interests information to make an informed judgment about the Final Plan (as hereinafter defined). The Final Disclosure Statement sets forth, among other things, the terms of the Final Plan, proposed distributions that would be made to the Debtors’ stakeholders under the Final Plan, certain effects of confirmation of the Final Plan, and various risk factors associated with the Final Plan and confirmation thereof. It also contains information regarding, among other matters, significant events that occurred during the Debtors’ Chapter 11 cases, the anticipated organization, operation and financing of the Debtors that are reorganizing under the Final Plan after the effectiveness of the Final Plan, as well as the confirmation process and the voting procedures for holders of claims and/or interests.

     On June 19, 2003, the Second Amended Chapter 11 Plan of Reorganization of the Debtors in Possession and the Official Committee of Unsecured Creditors (the “Final Plan”) was confirmed by United States Bankruptcy Court for the District of Delaware entering its Findings of Fact and Conclusions of Law Relating to, and Order under 11 U.S.C. § 1129 Confirming, Second Amended Joint Chapter 11 Plan of Reorganization of the Debtors-in-Possession and the Official Committee of Unsecured Creditors (the “Confirmation Order”). A copy of the Final Plan, as confirmed, is attached hereto as Exhibit 2.1 and the Confirmation Order is attached hereto as Exhibit 99.2 and each is incorporated herein by reference.

     The Final Plan became effective on June 30, 2003, and the Company emerged from Chapter 11. A copy of the press release announcing the effective date is attached as Exhibit 99.3.

     The following description of certain material terms of the Final Plan is subject to, and qualified in its entirety by, reference to the detailed provisions of the Final Plan. The Final Plan constitutes a separate plan of reorganization for each of the Debtors. On the effective date of the Final Plan and at certain times thereafter, the Debtors will distribute cash, securities, and other property in respect of certain classes of claims as provided in the Final Plan. The Final Plan also provides for payment of certain expenses related to the Debtors’ operation during the pendency of the Chapter 11 cases and of expenses incurred in connection with the Debtors’ restructuring pursuant to the Final Plan and relating to the Debtors’ exit financing.

     Under the Final Plan, the Company:

•	canceled all existing equity of the Company, of which there were over 33 million shares of common stock outstanding as of June 30, 2002;

•	became a Delaware limited liability company;

•	issued new equity to the Company’s current secured lenders;

•	secured exit financing by entering into a new term loan agreement and sold additional equity to certain of our secured lenders and applied the net proceeds thereof to make payments in connection with the Final Plan to support our emergence from Chapter 11 and to provide working capital for our ongoing operations; and

•	satisfied certain claims and expenses, including to holders of unsecured claims, making a pro rata cash payment from a fund that totals $1.225 million and a portion of the proceeds realized from certain litigation actions to be undertaken by a plan administrator appointed and authorized under the Final Plan to, among other things, pursue certain causes of action.

     No equity interest will be reserved for future issuance in respect of claims and interests.

     A statement of the assets and liabilities of the Debtors can be found in the Final Disclosure Statement and in our Form 10-Q for the quarterly period ended June 30, 2002.

ITEM 7(c). Exhibits.

See Exhibit Index.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SLI Holdings International, LLC, formerly SLI, Inc.

By: /s/ Stanford Springel

Name: Stanford Springel Title: Chief Executive Officer.

Dated: July 2, 2003

EXHIBIT INDEX

Exhibit No.	Description

2.1	Second Amended Joint Chapter 11 Plan of Reorganization of the Debtors in Possession and the Official Committee of Unsecured Creditors.*
99.1	Disclosure Statement with Respect to Second Amended Joint Chapter 11 Plan of Reorganization of the Debtors in Possession and the Official Committee of Unsecured Creditors.
99.2	Findings of Fact and Conclusions of Law Relating to, and Order under 11 U.S.C. § 1129 Confirming, Second Amended Joint Chapter 11 Plan of Reorganization of the Debtors-in-Possession and the Official Committee of Unsecured Creditors, dated June 19, 2003.
99.3	Press Release, dated July 1, 2003.

*	Included as an exhibit to Exhibit 99.2 filed herewith.